Exhibit 10.04

Award No. ***

INTUIT INC. AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN GRANT AGREEMENT
Non-Qualified Stock Option
New Hire, Promotion, Retention or Focal Grant

Intuit Inc., a Delaware corporation (the “Company”), hereby grants you a stock option (“Option”), pursuant to the Company’s Amended and Restated 2005 Equity Incentive Plan (the “Plan”), to purchase shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock” or “Shares”), as described below. All capitalized terms in this Grant Agreement (“Agreement”) that are not defined in this Agreement have the meanings given to them in the Plan. This Agreement shall include any appendices, addenda or consents attached hereto or otherwise associated herewith. This Option is subject to all of the terms and conditions of the Plan, which is incorporated into this Agreement by reference. This Agreement is not meant to interpret, extend or change the Plan in any way, or to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan, the provisions of the Plan shall apply.

Name of Participant:	***
Number of Shares:	***
Exercise Price Per Share:	***
Date of Grant:	***
Expiration Date:	First anniversary of the Date of Grant

*** The above information is as shown in the Stock Options section of the third-party administrator’s online portal.

Vesting Schedule: So long as you are providing services to the Company, 25% of the Shares will vest on the First Vesting Date; then 2 1/12% of the Shares will vest on each monthly anniversary of the first Vesting Date until 100% vested (each, a “Vesting Date”).

1.    Termination: On your Termination, this Option will either cease to vest or, as provided in Section 5.6 of the Plan, accelerate in full if you have been actively employed by the Company for one year or more and become Disabled or die. Vesting may also be suspended in accordance with Company policies, as described in Sections 5.3 and 5.6 of the Plan.

In the event of your Termination prior to the last Vesting Date due to your Retirement, you will vest in a pro-rata portion of the Number of Shares, to be calculated as follows: divide your number of full months of service since the Date of Grant by forty-eight (48) months, multiply that quotient by the Number of Shares, then subtract any Shares in which you already have vested, and round down to the nearest whole Share. For purposes of this Option, “Retirement” means the Termination of your employment with the Company after you have reached age fifty-five (55) and completed ten (10) full years of service with the Company (including any parent or Subsidiary).

In the event of your Termination by the Company or its successor on or within one year following the date of a Corporate Transaction and prior to the final Vesting Date, you will vest in a pro-rata portion of the Number of Shares, to be calculated as follows: divide your number of full months of service since the Date of Grant by forty-eight (48) months, multiply that quotient by the Number of Shares, then subtract any Shares in which you already have vested, and round down to the nearest whole Share. For purposes of this Option, “Corporate Transaction” is defined in Section 30 of the Plan.

For purposes of this Agreement, your Termination will be deemed to occur on the Termination Date, as defined in the Plan.

2.    Option Exercise:

(a)    To exercise this Option, you must follow the exercise procedures established by the Company, as described in Section 5.5 of the Plan. This Option may be exercised only with respect to vested Shares. Payment of the Exercise Price for the Shares may be made in cash (by check) and/or, if a public market exists for the Company’s Common Stock, by means of a Same-Day-Sale Commitment or Margin Commitment from you and a FINRA Dealer meeting the requirements of the

Company’s “same day sale” procedures. You understand that the Company may be required to withhold taxes upon exercise of this Option.
(b)    Subject to the exercise procedures established by the Company, the last day this Option may be exercised is seven years from the Date of Grant which is the Expiration Date. If your Termination Date occurs before the Expiration Date, this Option will expire as to all unvested Shares subject to the Option on your Termination Date. Following your Termination Date, this Option may be exercised with respect to vested Shares during the following post-termination exercise periods:

i.    Following your Termination due to your Retirement or to your Disability, this Option may be exercised with respect to vested Shares no later than twelve (12) months after the Termination Date;

ii.    Following your Termination due to your death, or upon your death if it occurs within three (3) months following your Termination Date, this Option may be exercised with respect to vested Shares no later than eighteen (18) months after the Termination Date;

iii.    Following your Termination for any other reason, this Option may be exercised with respect to vested Shares no later than ninety (90) days after the Termination Date.

Notwithstanding the foregoing, no portion of this Option may be exercised after the Expiration Date. To the extent this Option is not exercised before the end of the applicable post-termination exercise period, in accordance with the exercise procedures established by the Company, the Option will expire as to all Shares remaining subject thereto.

3.    Withholding Taxes: If you are subject to United States federal income and employment taxes, this Option is generally taxable upon exercise based on the Fair Market Value on the date the Option (or portion thereof) vests. For further detail, and for information regarding taxation in other jurisdictions, you should refer to the Global Supplement, which is an attachment to and is incorporated by reference into this Agreement. To the extent required by applicable law, you shall make arrangements satisfactory to the Company for the payment and satisfaction of any income tax, employment tax, social security tax, social insurance, payroll tax, contributions, payment on account or other withholding obligations that arise under this Option and, if applicable, any sale of Shares. The Company shall not be required to issue Shares pursuant to this Option or to recognize any purported transfer of Shares until such obligations are satisfied. Subject to the Company’s discretion and in compliance with applicable laws, these obligations may also be satisfied by the Company withholding a number of Shares that would otherwise be issued under this Option that the Company determines has a Fair Market Value sufficient to meet the tax withholding obligations (determined using a rate of up to the maximum statutory rate in the applicable jurisdictions), including but not limited to withholding with respect to income and/or employment taxes on this Option. Subject to the Company’s discretion and in compliance with applicable laws, these obligations may otherwise be satisfied by other methods including, but not limited to: (a) through a “same day sale” commitment from the you and a FINRA Dealer meeting the requirements of the Company’s “same day sale” procedures, (b) having the Company withhold amounts from amounts otherwise payable to you under the Company’s payroll system, and (c) any other methods approved by the Company. Notwithstanding the foregoing, if you are a Section 16 Officer of the Company, unless otherwise agreed to by the Company and you, these obligations will be satisfied by the Company withholding a number of Shares that would otherwise be issued under this Option that the Company determines has a Fair Market Value sufficient to meet the tax withholding obligations (determined as the minimum statutory rate in the applicable jurisdictions), including but not limited to withholding with respect to income and/or employment taxes on this Option. For purposes of this Option, “Fair Market Value” is defined in Section 30 of the Plan.

You are ultimately liable and responsible for all taxes owed by you in connection with this Option, regardless of any action the Company takes or any transaction pursuant to this section with respect to any tax withholding obligations that arise in connection with this Option. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or exercise of this Option or the subsequent sale of any of the Shares underlying the Option that vest and are exercised. The Company does not commit and is under no obligation to structure this Option to reduce or eliminate your tax liability or to ensure that the tax withholding is sufficient to entirely satisfy your tax liability arising from this Option.

4.    Disputes: Any question concerning the interpretation of this Agreement, any adjustments to be made thereunder, and any controversy that may arise under this Agreement, shall be determined by the Committee in accordance with its authority under Section 4 of the Plan. Any such decision by the Committee shall be final and binding.

5.    Other Matters:
(a)     The Option granted to an employee in any one year, or at any time, does not obligate the Company or any Subsidiary or other affiliate of the Company to grant an award in any future year or in any given amount and should not create an expectation that the Company (or any Subsidiary or other affiliate) might grant an award in any future year or in any given amount. Decisions regarding any future grants of an award, if any, will be at the sole discretion of the Committee.

(b)    As the grant of the Option is discretionary, the grant does not form part of your contract of employment. If you are employed by any Company in the group other than the Company, the grant of the Option will not form a contractual relationship between you and the Company and will not form part of your contract of employment with the Subsidiary which employs you.

(c)    Notwithstanding anything to the contrary in this Agreement, if you change classification from a full-time employee to a part-time employee, the Company may make unilateral changes to the terms and conditions of this Option, including reducing the number of Shares subject to this Option, in accordance with Company policy.

(d)    This Option is an extraordinary item that does not constitute compensation for services that you have rendered to the Company or any Subsidiaries (including, as applicable, your employer). Further, this Option is not part of normal or expected compensation or salary for any purpose including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(e)    Your participation in the Plan is voluntary. The Company, and its officers or directors, do not guarantee or make any representation to you regarding the performance of the Common Stock. The future value of the Common Stock is unknown and cannot be predicted with any certainty.

(f)    Because this Agreement relates to terms and conditions under which you may be issued Shares and the Company is a Delaware corporation, an essential term of this Agreement is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. You acknowledge and agree that any action, suit, or proceeding relating to this Agreement or the Option granted hereunder shall be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.

(g)    Communications regarding the Plan and this Option may be made by electronic delivery through email and/or an online or electronic system established and maintained by the Company or a third party designated by the Company. You hereby acknowledge that you have read this provision and consent to the electronic delivery of the documents and contracting electronically with the Company (and/or other parties) in relation to the Plan.

6.    Data Privacy:

(a)    You hereby understand and acknowledge that your personal data may be collected, used and transferred, in electronic or other form, by and among, as applicable, your employer, the Company and its Subsidiaries for the purposes of implementing, administering and managing the Plan. This may include personal data regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, your name, gender, home address, email address and telephone number, date of birth, tax file number, social security number or other identification number, salary, tax information, nationality, job title, any shares of stock or directorships held in the Company and its Subsidiaries, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor and other personal data reasonably required for the purpose of implementing, administering and managing the Plan (the “Data”). For more information about your employer’s collection and processing of your Data for this purpose, please see Intuit’s Global Employee Privacy Statement, which can be found on the Company’s Intranet or by contacting your local human resources representative.

(b)    Data Transfer for Administration of Plan.

i.    You understand that certain Data may be transferred to the stock administrator, whose name and contact information can be found on the Company’s Intranet (the “Stock Administrator”) and other third parties as necessary to enable or assist with the implementation, administration and management of the Plan. You understand that such recipients may act as independent Data Controllers of your Data under applicable privacy laws and in such cases the third party will be responsible for the processing of the Data once it is in their possession or control. You acknowledge that such third parties may process your Data in the United States or in other countries with different, and in some cases less protective, data protection laws than in your country. You acknowledge and understand that, where any such third party is operating as a Data Controller, that third party may collect additional Data from you in order to implement, administer and manage the Plan, and that third party’s privacy policy will govern its collection, use and sharing of your Data.

ii.    You acknowledge and understand that where any such third party is acting as an independent Data Controller, you will need to exercise your data rights under local law, as applicable, with the third-party Data Controller directly.

7.    Miscellaneous: This Agreement (including the Plan, which is incorporated herein by reference) constitutes the entire agreement between you and the Company with respect to this Option, and supersedes all prior agreements or promises with respect to the Option. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of the Option described in Section 14 of the Plan, this Agreement shall be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered, (1) in the case of the Company, to the Company, attn.: Global Stock Management, at 2535 Garcia Ave., Mountain View, CA 94043, or at such other address designated in writing by the Company to you, and (2) in the case of you, at the address recorded in the books and records of the Company as your then current home address. You acknowledge and agree that any such notices from the Company to you may also be delivered through the Company’s electronic mail system (prior to your Termination Date) or at the last email address you provided to the Company (after your Termination Date).

Additional information about the Plan and this Option (including certain tax consequences of exercising the Option and disposing of the Shares) is contained in the accompanying Prospectus and, if applicable to you, the Global Supplement.

If you are employed by the Company outside of the United States, you will be deemed to have accepted this Option unless you decline it within three months of the Date of Grant.

The Company has signed this Agreement effective as of the Date of Grant. INTUIT INC.
By: /s/ SASAN K. GOODARZI
Sasan K. Goodarzi
President and Chief Executive Officer

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